Exhibit 5.1

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, N.Y. 10017-3954

(212) 455-2000

Facsimile: (212) 455-2502

August 10, 2007

Mueller Water Products, Inc.

1200 Abernathy Road, Suite 1200

Atlanta, Georgia 30328

Ladies and Gentlemen:

We have acted as counsel to Mueller Water Products, Inc., a Delaware corporation (the “Company”), and to the subsidiaries of the Company listed on Schedule I hereto (the “Guarantors”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $425,000,000 aggregate principal amount of 7 3/8% Senior Subordinated Notes due 2017 (the “Exchange Securities”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Securities. The Exchange Securities and the Guarantees will be issued under an indenture dated as of May 24, 2007 (the “Indenture”) among the Company, the Guarantors and The Bank of New York, as trustee (the “Trustee”). The Exchange Securities will be offered by the Company in exchange for $425,000,000 aggregate principal amount of its outstanding 7 3/8% Senior Subordinated Notes due 2017.

August 10, 2007

We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. When the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Securities will constitute valid and legally binding obligations of the Issuer enforceable against the Issuer in accordance with their terms.

2. When the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

August 10, 2007

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the law of the State of Alabama, we have relied upon the opinion of Bradley Arant Rose & White LLP, dated the date hereof.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), the Delaware Limited Liability Company Law, the Delaware Revised Uniform Limited Partnership Act and, to the extent set forth herein, the law of the State of Alabama.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

Schedule I

Guarantors Incorporated or Formed in the State of Delaware

Anvil 1, LLC

Anvil 2, LLC

AnvilStar, LLC

Anvil International, LP

Fast Fabricators, LLC

Henry Pratt Company, LLC

Henry Pratt International, LLC

Hersey Meters Co., LLC

Hunt Industries, LLC

Hydro Gate, LLC

James Jones Company, LLC

J.B. Smith Mfg. Co., LLC

Milliken Valve, LLC

Mueller Financial Services, LLC

Mueller Group, LLC

Mueller Group Co-Issuer, Inc.

Mueller International, Inc.

Mueller International, L.L.C.

Mueller International Finance, Inc.

Mueller International Finance, L.L.C.

Mueller Service California, Inc.

Mueller Service Co., LLC

Guarantors Incorporated or Formed in the State of Alabama

MCO 1, LLC

MCO 2, LLC

United States Pipe and Foundry Company, LLC

Mueller Co. Ltd.